SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 1-00996

                         GENERAL SIGNAL CORPORATION
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           (Exact name of registrant as specified in its charter)

                            ONE HIGH RIDGE PARK
                      STAMFORD, CONNECTICUT 06904-2010
                               (203) 329-4100
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 (Address, including zip code, and telephone number, including area code, of registrant's principle executive offices)

                Medium-Term Senior Notes, Series A - 7.114%
                 Medium-Term Senior Notes, Series A - 7.00%
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          (Title of each class of securities covered by this Form)

                                    NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]        Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(ii)    [ ]
            Rule 12g-4(a)(2)(ii)  [ ]        Rule 15d-6              [ ]
            Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: 0


     Pursuant to the requirements of the Securities Exchange Act of 1934, General Signal Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 21, 1998           By: Fried, Frank, Harris, Shriver & Jacobson
                                      On behalf of General Signal Corporation,
                                      successor issuer


                                  By:/s/ Aviva Diamant
                                     ---------------------------
                                     Aviva Diamant, Esq.